Exhibit 99.2
                                                                    ------------


                                  PRESS RELEASE

FOR RELEASE:                                         FOR FURTHER INFORMATION
SEPTEMBER 6, 2001                                    CONTACT: D.B.H. CHAFFE, III
                                                     CHAFFE & ASSOCIATES, INC.
                                                     504/524-1801


                SALE OF MAJORITY INTEREST IN THE VOTING STOCK OF
                      PETROLEUM HELICOPTERS, INC. ANNOUNCED

(NEW ORLEANS) - The Suggs Family Fund, L.L.C., the owner of 51.975% of the outstanding voting common stock and 28.197% of the total outstanding common stock in Petroleum Helicopters, Inc., announced today an agreement for the private sale of this stock to businessman Al A. Gonsoulin. The announcement was made jointly by Mr. Gonsoulin and Carroll W. Suggs, the Managing Member of the fund and Chairman of the Board of Directors of PHI.

     PHI was founded by Mrs. Suggs' late husband, Robert L. Suggs, who built the oil services company into an industry leader. The sale will complete the family's divestiture of all of its holdings in the company. Mrs. Suggs, who had succeeded her late husband as Chairman, stated:

     "The time has come to pass the torch. Our team has achieved a proud record. Despite industry uncertainties that created real challenges for companies like PHI, we succeeded in improving operations and in enhancing the company's position as an industry leader. I have every confidence that PHI will continue moving forward in this role. I want to thank our talented, dedicated employees who have been like a family to me, and for whose hard work, dedication, and loyalty my family and I are deeply grateful."

     Mrs. Suggs also expressed high confidence in Mr. Gonsoulin:

     "Bob Suggs' success in building PHI flowed from his enormous skills as an entrepreneurial leader and a strategic thinker. I see these same qualities in Al Gonsoulin."

     Al Gonsoulin praised PHI as "a well-respected company with a superb work force and a bright future. The goal is for PHI to keep building on its current success as an independent operator, and we expect great things in the future."

     Al Gonsoulin is a Louisiana native and resident of Houston, Texas with thirty-five years experience in the oil and gas service industry as a manager, owner and investor. A business graduate of the University of Louisiana -- Lafayette, he maintains close ties to Louisiana and its energy industry.


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     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry and air medical programs. PHI Common Stock is traded on the NASDAQ SmallCap Market (Symbols PHEL and PHELK).